                                                                   Exhibit 23.03


                 CONSENT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Transaction Systems Architects, Inc. for the registration of 1,500,000 shares of its common stock and to the incorporation by reference therein of our report dated November 30, 1993 with respect to the profit and loss accounts (statement of operations) of Applied Communications Inc. Limited, not separately presented therein, included in the Annual Report (Form 10-K) of Transaction Systems Architects, Inc. for the year ended September 30, 1995, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP


San Jose, California
August 8, 1996